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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

           AMERICAN AIRCARRIERS SUPPORT ANNOUNCES FILING OF CHAPTER 11
                 PROTECTION AND RETENTION OF FIELDSTONE CAPITAL

FORT MILL, SC - October 31, 2000 - American Aircarriers Support, Incorporated (NASDAQ: AIRS) an integrated aviation maintenance, repair and overhaul service provider announced that in order to facilitate a refinancing of the Company, it voluntarily filed for protection during reorganization under Chapter 11 of the Bankruptcy Code. To ensure that customer and creditor relationships remain intact, it is in final negations for Debtor-in-possession ("DIP") financing from its current bank group. The company has signed a contract to retain the services of Fieldstone Capital, pending court approval, to assist in the reorganization of the company and the potential sale of one or more AAS divisions.

American Aircarriers Support and four of its subsidiaries made its filing for Chapter 11 protection in the United States Bankruptcy Court for the District of Delaware. The company and its subsidiaries will continue to operate their businesses in the ordinary fashion.

Additionally, the company has recently signed a Memorandum of Understanding for the sale of its Landing Gear Division to a strategic buyer. The proceeds of this transaction will be used to reduce debt and return the company to a more balanced financing structure. Fieldstone Capital is assisting AAS in this transaction. Closing of this transaction is subject to completion of due diligence, execution of definitive agreements and the approval of the bankruptcy court.

"Due to our ongoing liquidity problems we have been forced to seek the protection of filing for Chapter 11 status while we complete our financial restructuring." said Karl Brown, chairman and chief executive officer. "With DIP financing in place, customers and vendors can be assured of continued operation in ordinary course. We are considering all options at this point but our goal is to continue to operate American Aircarriers Support as a successful integrated aviation services company."

About American Aircarriers Support, Incorporated

American Aircarriers Support, Incorporated founded in 1985, provides integrated aviation services, including maintenance, repair and overhaul services and spare parts sales for commercial airlines, cargo operators and maintenance and repair facilities worldwide. The company offers engine and aircraft management services, as well as heavy maintenance for complete aircraft, maintenance, repair and overhaul of flight controls, landing gear systems and jet engines at its FAA licensed facilities. For more information about American Aircarriers Support visit www.a-a-s.com.

While American Aircarriers Support, Incorporated believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's objectives or goals will be realized. Numerous factors (including risks and uncertainties) may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made


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by or on behalf of the Company. Some of these factors include the business conditions in the aircraft services and spare parts industry and the general economy, the extensive regulatory compliance required in the aircraft repair and maintenance business, the Company's rapid growth strategy, competitive factors, inventory concentration risks, availability of inventory, expansion of services and product lines, debt financing and the ability to finance future growth and other risks or uncertainties detailed in the Company's Form 10-KSB.